Mid-Con Energy Partners, LP Announces Fourth Quarter and Full Year 2015 Operating and Financial Results and 2015 Year End Proved Reserves

DALLAS, February 29, 2016 - Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces financial and operating results for the fourth quarter and full year ended December 31, 2015. "Market conditions in 2015 were humbling for everyone in the oil business, Mid-Con Energy included," commented Jeff Olmstead, President and CEO. "I would like to acknowledge the operational success our team delivered during 2015 in spite of the challenging oil price environment. On a limited capital budget we increased 2015 production 3% over the December 2014 monthly average. Full year 2015 per Boe lease operating expenses and general and administrative expenses decreased 15% and 56% year-over-year, respectively. Cash operating expenses consisting of LOE, cash G&A and cash interest expenses, or break-even costs, were $28.72/Boe during the year, and $27.90/Boe during the fourth quarter of 2015. From operating cash flows we repaid $25 million in debt during the year and funded $13.9 million in capital investments. We've taken important steps to prepare to face continued challenges in the oil price environment, and also to look for opportunities that may unfold."

FOURTH QUARTER 2015 HIGHLIGHTS

•	Production averaged 4,772 Boe/d, a decrease of 1.8% sequentially and an increase of 19.0% year-over-year.

•	Prices, inclusive of cash settlements from matured derivatives and of net premiums, averaged $50.28/Boe, a decrease of 16.3% sequentially and a decrease of 36.6% year-over-year.

•	Lease Operating Expenses ("LOE") averaged $18.90/Boe, a decrease of 3.6% sequentially and a decrease of 12.3% year-over-year.

•	Adjusted EBITDA, a Non-GAAP measure, was $19.0 million, an increase of 20.6% sequentially and an increase of 6.7% year-over-year.

•	Distributable Cash Flow, a Non-GAAP measure, was $15.5 million, an increase of 24.4% sequentially and an increase of 14.7% year-over-year.

The following table reflects selected operating and financial results for the fourth quarter and full year ended December 31, 2015, compared to the previous year. The Partnership’s unaudited consolidated financial statements are included at the end of this press release.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2015	2014	2015	2014
Average net daily production (Boe/d)(1)	4,772	4,011	4,707	3,118
Oil & natural gas sales plus cash settlements from matured derivatives, inclusive of premiums, net(2)	$22,073	$29,240	$94,779	$97,802
Net income (loss)	$(57,961)	$82	$(95,495)	$22,492
Adjusted EBITDA(3)	$18,993	$17,793	$54,982	$58,467
Distributable Cash Flow(3)	$15,462	$13,483	$39,883	$45,152
(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.
(2) Net premiums include those incurred previously or upon settlement that are attributable to instruments that settled in the period.
(3) Non-GAAP financial measures. Please refer to the related disclosure and reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow included in this press release.

FOURTH QUARTER 2015 RESULTS

Production - Production for the fourth quarter of 2015 was 439 MBoe, or 4,772 Boe/d. On a daily basis, this represents a 1.8% decrease from the third quarter of 2015 and a 19.0% increase year-over-year. The decrease in sequential volumes was primarily due to lower capital expenditures in the second half of 2015 and the temporary shutting in of select wells due to lower commodity prices. The increase in year-over-year volumes reflected the impact from the Permian acquisition completed in November 2014 and concentrated development in the Northeastern Oklahoma and the Permian core areas during 2015.

Price Realizations - Oil and natural gas sales were $16.2 million in the fourth quarter of 2015, or $36.99/Boe of production. This represents a 10.6% decrease from the third quarter of 2015 and a 44.5% decrease year-over-year, on a per Boe basis. Cash settlements from matured derivatives, inclusive of net premiums were $5.8 million in the fourth quarter of 2015, or $13.29/Boe. Cash settlements from matured derivatives, inclusive of net premiums for the third quarter of 2015 and the fourth quarter of 2014 were $18.73/Boe and $12.59/Boe, respectively.

Operating Revenues - Operating revenues, which include cash settlements from matured derivatives, inclusive of net premiums, were $22.1 million, or $50.28/Boe in the fourth quarter of 2015. This was down 16.3% from the previous quarter and down 36.6% from the fourth quarter of 2014. The negative sequential variance was attributable to lower cash settlements from matured derivatives inclusive of net premiums, 1.8% lower daily production and 10.6% lower prices. On a year-over-year basis, the negative variance was the result of 44.5% lower prices partially offset by 19.0% higher daily production.

Lease Operating Expenses (“LOE”) - LOE were $8.3 million, or $18.90/Boe, in the fourth quarter of 2015, a 3.6% decrease from the third quarter of 2015 and a 12.3% decrease from the fourth quarter of 2014, on a per Boe basis. The decrease in average cost per Boe on a sequential basis reflects field-level efforts to reduce operating costs which included lower workover expenses and shutting in select uneconomic wells. The decrease in average costs per Boe on a year-over-year basis reflects the impact of ongoing cost reduction initiatives combined with higher production in the fourth quarter of 2015 from the Permian acquisition closed in November 2014.

Production Taxes - Production taxes in the fourth quarter of 2015 were $0.9 million, or $1.94/Boe, reflecting an effective tax rate of 5.3%. The effective tax rates for the third quarter of 2015 and the fourth quarter of 2014 were 1.1% and 6.6%, respectively. The sequential increase in the effective production tax rate was due to $0.8 million in production taxes recouped during the third quarter of 2015 resulting from approval by the Oklahoma Tax Commission of an Enhanced Oil Recovery ("EOR") Production Tax Exemption for one of the Northeastern Oklahoma units. The year-over-year decrease in the effective production tax rate was attributable to higher Permian volumes which carry a lower production tax rate and ongoing benefits received from the EOR Production Tax Exemption which will extend through March 2018.

Impairment Expense - We review our long-lived assets to be held and used, including proved oil and natural gas properties, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. If the carrying amount exceeds the property’s estimated fair value, we adjust the carrying amount of the property to fair value through a charge to impairment expense. For the fourth quarter of 2015, we recorded an approximate $63.0 million non-cash impairment charge primarily for the Southern Oklahoma and the Permian core areas due to reduced recoverable reserve estimates based on current forward oil and natural gas pricing. For the third quarter of 2015, we recorded an approximate $40.9 million non-cash impairment charge for properties primarily in the Hugoton core area, Gulf Coast core area and also in the Permian core area. For the fourth quarter of 2014, we recorded an approximate $29.9 million non-cash impairment charge primarily for the Hugoton core area and also in the Southern Oklahoma core area.

Depreciation, Depletion, and Amortization Expenses (“DD&A”) - DD&A expenses for the fourth quarter of 2015 were $8.5 million, or $19.32/Boe. On a per Boe basis, fourth quarter of 2015 results reflect a 10.6% decrease compared to the previous quarter and a 10.6% decrease compared to the fourth quarter of 2014. The decrease in DD&A per Boe, both sequentially and year-over-year, was primarily due to the overall decreased book value of the underlying assets in our portfolio.

General and Administrative Expenses (“G&A”) - G&A during the fourth quarter of 2015 were $1.9 million, or $4.28/Boe and included $0.2 million in non-cash equity-based compensation expense related to the Partnership’s long-term incentive program. G&A during the third quarter of 2015 were $2.3 million, or $5.04/Boe and included $0.6 million in non-cash equity-based compensation. G&A during the fourth quarter of 2014 were $2.4 million, or $6.38/Boe and included $0.5 million in non-cash equity-based compensation. The sequential decrease in G&A per Boe was primarily due to lower non-cash equity-based compensation expense.  The year-over-year decrease in G&A per Boe was due to higher production in the fourth quarter of 2015, lower cash compensation expense and lower non-cash equity-based compensation expense.

Net Interest Expense - Net interest expense for the fourth quarter of 2015 was $1.9 million, or $4.32/Boe, a 7.2% increase from the third quarter of 2015 and a 2.7% decrease from the fourth quarter of 2014, on a Boe basis. The sequential increase in net interest expense on a per Boe basis reflects a higher effective interest rate for December 2015 as a result of the higher pricing grid established during the fall 2015 borrowing base redetermination partially offset by lower average borrowings outstanding. The decrease on a per Boe basis reflects higher production volumes year-over-year. The average effective interest rate was approximately 3.33% in the fourth quarter of 2015 compared to 2.95% in the third quarter of 2015 and 2.91% in the fourth quarter of 2014.

Net Income/(Loss) - For the fourth quarter of 2015, Mid-Con Energy reported a net loss of $58.0 million. Net loss represents $1.93 per limited partner unit (diluted), based on an average of 29.7 million fully diluted ("FD") limited partner units outstanding during the fourth quarter of 2015. Net loss for the third quarter of 2015 was $25.5 million, or $0.85 per limited partner unit (diluted), based on an average of 29.7 million FD limited partner units outstanding during the period. For the fourth quarter of 2014, net income was $0.1 million, or $0.00 per limited partner unit (diluted), based on an average of 26.4 million FD limited partner units outstanding during the period.  The negative sequential variance was primarily attributable to a $63.0 million non-cash impairment charge for the three months ended December 31, 2015.  On a year-over-year basis, lower oil prices drove the negative variance in addition to the non-cash impairment charge.

Adjusted EBITDA - Adjusted EBITDA, a Non-GAAP measure, for the fourth quarter of 2015 was $19.0 million, a 20.6% increase compared to the previous quarter and a 6.7% increase compared to the fourth quarter of 2014. Adjusted EBITDA for the fourth quarter of 2015 was $43.26/Boe. Sequentially, higher realized prices inclusive of cash settlements from matured derivatives favorably impacted Adjusted EBITDA for the fourth quarter of 2015. On a year-over-year basis, higher production and lower expenses favorably impacted Adjusted EBITDA for the fourth quarter of 2015.

Distributable Cash Flow (“DCF”) - DCF, a Non-GAAP measure, for the fourth quarter of 2015 was $15.5 million after subtracting $1.5 million in cash interest expense, $1.5 million in estimated maintenance capital expenditures, and $0.5 million in non-operating other income from Adjusted EBITDA. Relative to the third quarter of 2015 and the fourth quarter of 2014, DCF increased 24.4% and 14.7%, respectively.

FULL YEAR 2015 HIGHLIGHTS

•	Production averaged 4,707 Boe/d, an increase of 51.0% year-over-year.

•	Realized revenues, inclusive of cash settlements from matured derivatives and of net premiums, averaged $55.17/Boe, a decrease of 35.8% year-over-year.

•	LOE averaged $19.55/Boe, a decrease of 14.7% year-over-year.

•	Adjusted EBITDA, a Non-GAAP measure, was $55.0 million, a decrease of 6.0% year-over-year.

•	Distributable Cash Flow, a Non-GAAP measure, was $39.9 million, a decrease of 11.7% year-over-year.

YEAR END 2015 ESTIMATED NET PROVED RESERVES

Mid-Con Energy’s year end 2015 estimated net proved reserves were 22.3 MMBoe, representing an approximate 4.2% decrease compared to year end 2014 estimated net proved reserves of 23.2 MMBoe. Reserves at year end 2015 were categorized as approximately 95% oil and 68% proved developed, both on a Boe basis.

At December 31, 2015, the standardized measure of the Partnership’s estimated net proved reserves was $191.4 million. The standardized measure represents the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC, without giving effect to non-property related expenses, such as general and administrative expenses, debt service and future federal income tax expense, or to depreciation, depletion and amortization, and then discounted using an annual rate of 10 percent. Given Mid-Con Energy’s status as a limited partnership, the calculation of standardized measure does not include any provision for federal income tax expense.

The following table shows estimated proved reserves as of December 31, 2015, as prepared by the Partnership’s internal reserve engineers and audited by Cawley, Gillespie & Associates, Inc., independent petroleum engineers.

Core Area	Oil (MBbl)	Gas (MMcf)	Total (MBoe)	% Oil	% Proved Developed	% Total
Northeastern Oklahoma	8,509	2,445	8,916	95%	72%	38%
Permian	5,823	4,204	6,524	89%	55%	35%
Hugoton	3,195	99	3,212	99%	78%	7%
Southern Oklahoma	3,058	79	3,071	100%	80%	16%
Gulf Coast	529	—	529	100%	36%	4%
Total	21,114	6,827	22,252	95%	68%	100%

2016 GUIDANCE

The following outlook is subject to all the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. These estimates and assumptions reflect management’s best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

FY 2016 Guidance as of 02/29/2016	2016
Net production (Boe/d)(1)	4,000 - 4,400
Lease operating expenses per Boe	$16.00 - $20.00
Production taxes (% of total revenue)	5.3% - 5.8%
Estimated capital expenditures	$9.0 MM

(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

HEDGING SUMMARY
Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership's exposure to short-term fluctuations in the prices of oil and natural gas. We believe this risk management strategy will serve to secure a baseline portion of our revenues and, by retaining some opportunity to participate in upward price movements, may also enable us to realize higher revenues during periods when prices rise.

As of February 29, 2016, the following table reflects volumes of Mid-Con Energy's production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

Oil Hedges	1Q16	2Q16	3Q16	4Q16	1Q17	2Q17	3Q17	4Q17
WTI Swap Volume (Bbl/d)	3,626	1,319	1,467	1,304	—	—	—	—
Price ($/Bbl)	$67.07	$90.03	$90.00	64.18	$—	$—	$—	$—

Put Volume (Bbl/d)(1)	—	2,143	1,794	1,957	2,000	1,978	1,957	1,793
Floor Price ($/Bbl)(2)	$—	$50.00	$50.00	$50.00	$50.00	$50.00	$50.00	$50.00

Total Hedged Volume (Bbl/d)	3,626	3,462	3,261	3,261	2,000	1,978	1,957	1,793
Floor Price ($/Bbl)	$67.07	$65.25	$68.00	$55.67	$50.00	$50.00	$50.00	$50.00
% Hedged(3)	86%	82%	78%	78%	48%	47%	47%	43%

(1) Deferred premium puts include premiums that are to be paid monthly as the contracts settle (refer to our SEC filing for additional details).
(2) Deferred put premiums 2Q16 - 4Q17 average ~$6.59/Bbl.
(3) Estimated percent hedged based on the midpoint of 2016 production guidance.

LIQUIDITY AND BORROWING BASE SUMMARY

As of December 31, 2015, the Partnership’s total liquidity of $8.1 million included $0.6 million in cash and cash equivalents and $7.5 million of available borrowings under the revolving credit facility based on a borrowing base of $187.5 million. During the November 2015 redetermination, our borrowing base was reduced from $220.0 million to $190.0 million, consisting of a $165.0 million conforming tranche which requires monthly commitment reductions of $2.5 million each month through May 2016 and a $25.0 million non-conforming tranche. The non-conforming tranche matures May 1, 2016, requiring our outstanding debt balance to be paid down to $150.0 million at that time. As of February 29, 2016, outstanding borrowings were $173.0 million.

FOURTH QUARTER 2015 CONFERENCE CALL

As announced on January 21, 2016, Mid-Con Energy’s management will host a conference call on Tuesday, March 1, 2016, at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 22749551) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through March 8, 2016, by dialing 1-855-859-2056 (Conference ID: 22749551). Additionally, a webcast archive will be available at www.midconenergypartners.com.

UPCOMING CONFERENCE

Mid-Con Energy's management team is scheduled to participate in the following conference:

•	IPAA Oil & Gas Investment Symposium (OGIS) - April 11-12, 2016 in New York, NY.

Corresponding presentation slides will be made available no later than the morning of the event by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

ANNUAL REPORT ON FORM 10-K AND UNITHOLDERS' SCHEDULE K-1

Certain financial results included in this press release and related footnotes are preliminary and are therefore subject to change prior to filing Mid-Con Energy's audited December 31, 2015 Annual Report on Form 10-K, which will be filed on or about February 29, 2016.

Additionally, our unitholders’ Schedule K-1 for the tax year 2015 will be available for download on the Mid-Con Energy website during the week of March 7, 2016. Any questions related to Schedule K-1 should be directed to Mid-Con Energy Tax Package Support at 1-855-886-9760.

ABOUT MID-CON ENERGY PARTNERS LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery ("EOR").  Mid-Con Energy's core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, the Gulf Coast, the Hugoton, and the Permian. For more information, please visit Mid-Con Energy's website at  www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," "estimate," "intend," "expect," "plan," "project," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission ("SEC") available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward Looking Statements" of our public filings.

Mid-Con Energy Partners, LP and subsidiaries
Consolidated Balance Sheets
(in thousands, except number of units)
(Unaudited)
	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$615	$3,232
Accounts receivable:
Oil and natural gas sales	4,551	8,051
Other	5,009	4,070
Derivative financial instruments	24,419	26,202
Prepaids and other	623	652
Total current assets	35,217	42,207

Property and Equipment:
Oil and natural gas properties, successful efforts method:
Proved properties	518,916	501,191
Accumulated depletion, depreciation, amortization and impairment	(232,008)	(93,896)
Total property and equipment, net	286,908	407,295
Derivative financial instruments	1,144	842
Other assets	3,817	4,284
Total assets	$327,086	$454,628

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable:
Trade	$3,185	$3,630
Related parties	559	3,989
Accrued liabilities	165	397
Current maturities of long-term debt	30,000	—
Total current liabilities	33,909	8,016

Other long-term liabilities	—	107
Long-term debt	150,000	205,000
Asset retirement obligations	12,679	7,363
Commitments and contingencies

EQUITY, per accompanying statements:
Partnership equity:
General partner interest	47	1,328
Limited partners-29,724,890 and 29,166,112 units issued and outstanding as of December 31, 2015 and 2014, respectively	130,451	232,814
Total equity	130,498	234,142
Total liabilities and equity	$327,086	$454,628

Mid-Con Energy Partners, LP and subsidiaries
Consolidated Statements of Operations
(in thousands, except per unit data)
(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Oil sales	$15,845	$24,262	$72,520	$96,127
Natural gas sales	394	334	1,394	784
Gain on derivatives, net	9,822	27,020	22,366	29,361
Total revenues	26,061	51,616	96,280	126,272
Operating costs and expenses:
Lease operating expenses	8,298	7,955	33,591	26,091
Oil and natural gas production taxes	853	1,631	3,487	6,325
Impairment of proved oil and natural gas properties	63,018	29,903	103,938	30,206
Depreciation, depletion and amortization	8,482	7,977	34,174	21,877
Accretion of discount on asset retirement obligations	156	75	432	250
General and administrative	1,880	2,355	9,411	14,313
Total operating costs and expenses	82,687	49,896	185,033	99,062
Income (loss) from operations	(56,626)	1,720	(88,753)	27,210
Other income (expense):
Interest income and other	550	6	558	13
Interest expense	(1,897)	(1,644)	(7,258)	(4,731)
Gain (loss) on settlement of ARO	12	—	(42)	—
Total other expense	(1,335)	(1,638)	(6,742)	(4,718)
Net income (loss)	$(57,961)	$82	$(95,495)	$22,492
Computation of net income (loss) per limited partner unit:
General partner's interest in net income (loss)	$(695)	$1	$(1,146)	$354
Limited partners’ interest in net income (loss)	$(57,266)	$81	$(94,349)	$22,138

Net income (loss) per limited partner unit:
Basic	$(1.93)	$—	$(3.18)	$0.98
Diluted	$(1.93)	$—	$(3.18)	$0.98

Weighted average limited partner units outstanding:
Limited partner units (basic)	29,725	26,430	29,642	22,499
Limited partner units (diluted)	29,725	26,440	29,642	22,518

Mid-Con Energy Partners, LP and subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)
	Year Ended December 31,
	2015	2014
Cash Flows from Operating Activities:
Net income (loss)	$(95,495)	$22,492
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	34,174	21,877
Debt issuance costs amortization	1,156	348
Accretion of discount on asset retirement obligations	432	250
Impairment of proved oil and natural gas properties	103,938	30,206
Loss on settlement of ARO	42	—
Cash paid for settlements of ARO	(82)	—
Mark to market on derivatives:
Gain on derivatives, net	(22,366)	(29,361)
Cash settlements received for matured derivatives, net	28,543	891
Cash settlements received for early terminations and modifications of derivatives, net	11,069	—
Cash premiums paid for derivatives, net	(15,765)	—
Non-cash equity-based compensation	3,204	7,394
Changes in operating assets and liabilities:
Accounts receivable	3,500	(1,273)
Other receivables	(566)	(3,966)
Prepaids and other	29	(461)
Accounts payable and accrued liabilities	(3,388)	2,067
Net cash provided by operating activities	48,425	50,464
Cash Flows from Investing Activities:
Additions to oil and natural gas properties	(13,893)	(33,969)
Acquisitions of oil and natural gas properties	(1)	(155,354)
Net cash used in investing activities	(13,894)	(189,323)
Cash Flows from Financing Activities:
Proceeds from line of credit	28,000	168,000
Payments on line of credit	(53,000)	(75,000)
Issuance of common units	—	96,010
Offering costs	(194)	—
Distributions paid	(11,266)	(44,564)
Debt issuance costs	(688)	(3,789)
Net cash (used in) provided by financing activities	(37,148)	140,657
Net (decrease) increase in cash and cash equivalents	(2,617)	1,798
Beginning cash and cash equivalents	3,232	1,434
Ending cash and cash equivalents	$615	$3,232

Supplemental Cash Flow Information:
Cash paid for interest	$6,070	$4,600
Non-Cash Investing and Financing Activities:
Accrued capital expenditures - oil and natural gas properties	$716	$1,277
Common units issued - acquisition of oil properties	$—	$86,001

NON-GAAP FINANCIAL MEASURES

This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow”, each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Interest expense, net;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	(Gain) loss on derivatives, net;

•	Cash settlements received (paid) for matured derivatives, net;

•	Cash settlements received for early terminations and modifications of derivatives, net;

•	Cash premiums received (paid) for matured derivatives, net;

•	Cash premiums paid at inception of derivatives, net;

•	Impairment of proved oil and natural gas properties;

•	Non-cash equity-based compensation;

•	Dry hole costs and abandonments of unproved properties; and

•	(Gain) loss on sale of asset, net.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash interest expense;

•	Estimated maintenance capital expenditures; and

•	Other non-operating cash income (expense).

Mid-Con Energy Partners, LP and subsidiaries
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
(in thousands)
(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income (loss)	$(57,961)	$82	$(95,495)	$22,492
Interest expense, net	1,895	1,638	7,248	4,718
Depreciation, depletion and amortization	8,482	7,977	34,174	21,877
Accretion of discount on asset retirement obligations	156	75	432	250
Gain on derivatives, net	(9,822)	(27,020)	(22,366)	(29,361)
Cash settlements received for matured derivatives, net	12,977	4,644	28,543	891
Cash settlements received for early terminations and modifications of derivatives, net	—	—	11,069	—
Cash premiums (paid) received for matured derivatives, net	1	—	(1,701)	—
Cash premiums paid at inception of derivatives, net	—	—	(14,064)	—
Impairment of proved oil and natural gas properties	63,018	29,903	103,938	30,206
Non-cash equity-based compensation	247	494	3,204	7,394
Adjusted EBITDA	$18,993	$17,793	$54,982	$58,467

Less:
Cash interest expense	$1,464	$1,444	$6,070	$4,600
Estimated maintenance capital expenditures	1,520	2,866	8,473	8,715
Other non-operating cash income	547	—	547	—
Distributable Cash Flow	$15,462	$13,483	$39,892	$45,152

INVESTOR RELATIONS CONTACT
IR@midcon-energy.com
(972) 479-5980